As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-49111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABOVENET, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3168327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 Hamilton Avenue

White Plain, New York 10601

(914) 421-6700

(Address of Principal Executive Offices)

Metromedia Fiber Network, Inc. 1997 Incentive Stock Plan

Vincent Galluccio Employment Agreement

Stephen Garafalo Employment Agreement

John Mahon Employment Agreement

Jim Urbelis Employment Agreement

Howard Finkelstein Employment Agreement

Brenda Diuro Employment Agreement

Louis Gambino Employment Agreement

John McLeod Employment Agreement

Stephen Ellis Employment Agreement

Nicholas Tanzi Employment Agreement

Philip Rauch Employment Agreement

John Rusak Employment Agreement

Gina Cola Employment Agreement

Jonathan Palahnuk Employment Agreement

Dennis Codlin Employment Agreement

Katz Consulting Agreement

(Full title of the plan)

Robert Sokota

Senior Vice President and General Counsel

AboveNet, Inc.

360 Hamilton Avenue

White Plains, NY 10601

(914) 421-6700

(Name and address of agent for service)

Copy to:

Scott Kaufman

Wiggin and Dana LLP

450 Lexington Avenue

New York, NY 10017

(212) 490-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by AboveNet, Inc., a Delaware corporation (the “Company”), deregisters all securities registered for issuance under the Registration Statement on Form S-8, File No. 333-49111, which was filed with the Securities and Exchange Commission on April 1, 1998 (the “Registration Statement”).

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 18, 2012, by and among the Company, Zayo Group, LLC (“Parent”) and Voila Sub, Inc. (the “Merger Agreement”), Voila Sub, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which were unsold as of the filing hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on this 2nd day of July, 2012.

ABOVENET, INC.

By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 2, 2012	By:	/s/ William G. LaPerch
William G. LaPerch President, Chief Executive Officer and Director (Principal Executive Officer)

Date: July 2, 2012	By:	/s/ Joseph P. Ciavarella
Joseph P. Ciavarella Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: July 2, 2012	By:	/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky Director

Date: July 2, 2012	By:	/s/ Michael J. Embler
Michael J. Embler Director

Date: July 2, 2012	By:	/s/ Richard Postma
Richard Postma Director

Date: July 2, 2012	By:	/s/ Richard Shorten, Jr.
Richard Shorten, Jr. Director

Date: July 2, 2012	By:	/s/ Stuart Subotnick
Stuart Subotnick Director